Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) pertaining to the Dividend Reinvestment Plan of Valley National Bancorp and to the incorporation by reference therein of our report dated February 26, 2008, with respect to the consolidated financial statements of Valley National Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 26, 2009